Exh. 99.1

Veradigm Inc. Provides Audit Update and Updates Financial

Guidance for 2023

CHICAGO – September 18, 2023 – Veradigm Inc. (NASDAQ: MDRX) announced today that the work effort to conclude on its previously disclosed accounting and internal control errors has taken longer than previously expected, and more time is needed to complete its audit procedures. As such, today the Company will not be filing its Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”), or its Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2023, and June 30, 2023 (the “Form 10-Qs”). The Company currently expects to file the Form 10-K and Forms 10-Q during the fourth quarter of 2023. The extended timeline has primarily resulted from the need to build a new supplemental revenue system tool and the extensive manual work to aggregate and map the Company’s historical transaction data into the new system tool.

Because the Company will not regain compliance with Nasdaq Listing Rule 5250(c)(1) within the 180-day “exception period” provided by Nasdaq, the Company anticipates that it will receive a delisting notice. However, the Nasdaq Listing Rules provide that the Company may request a hearing before a Nasdaq Hearings Panel (the “Panel”) and that the request will temporarily stay any suspension or delisting action for 22 days from the date of the Nasdaq notification. Further, the Listing Rules provide that, in its hearing request, the Company may request that the stay remain in effect through the hearing and the expiration of any additional extension period granted by the Panel. Accordingly, the Company intends to make such an extended stay request. While the determination on whether to grant the stay will be made by the Panel, the Company believes that it satisfies the standards for the granting of such an extended stay.

The Company previously estimated that the cumulative impact of the accounting and internal control errors would be a reduction in revenue from continuing operations of approximately $40 million in the aggregate from what it otherwise reported or expected to report for the periods 2020 through the end of 2022. The Company is now revising the estimated cumulative impact down to approximately $20 million for these same reporting periods.

The Company is affirming the following financial guidance for Fiscal 2023 issued on March 22, 2023:

• Revenue is expected between $615 million and $635 million

• Non-GAAP earnings per share is expected between $0.80 and $0.90

The Company is also introducing initial financial guidance for Fiscal 2023 as follows:

• Non-GAAP Adjusted EBITDA is expected between $160 million and $170 million

Footnote

(1)

In providing financial guidance, the company does not reconcile Non-GAAP Earnings Per Share or Adjusted EBITDA to the corresponding GAAP financial measures since certain items that impact GAAP net operating income such as acquisition-related amortization, stock-based compensation and transaction and other costs, any of which may be significant, are outside of its control and/or cannot be reasonably predicted. Non-GAAP earnings per share consists of GAAP net income/(loss) from continuing operations, as reported, and adds back acquisition-related amortization; stock-based compensation expense; and transaction and other costs, including costs directly related to the extended audit work and revenue restatement, and also includes a GAAP to non-GAAP tax rate alignment adjustment, which is then divided by non-GAAP diluted weighted shares outstanding. Adjusted EBITDA is a non-GAAP measure and consists of GAAP income/(loss) from operations, as reported, and adjusts for: depreciation and amortization; stock-based compensation expense; and transaction and other costs, including costs directly related to the extended audit work and revenue restatement.

About Veradigm®

Veradigm is a healthcare technology company that drives value through its unique combination of platforms, data, expertise, connectivity, and scale. The Veradigm Network features a dynamic community of solutions and partners providing advanced insights, technology, and data-driven solutions, all working together to transform healthcare insightfully. For more information on Veradigm, visit www.veradigm.com, or find Veradigm on LinkedIn, Facebook, Twitter, and YouTube

For more information contact:

Investors:

Jenny Gelinas

312-506-1237

jenny.gelinas@veradigm.com

Media:

Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@veradigm.com

© 2023 Veradigm Inc. and/or its affiliates. All Rights Reserved.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s beliefs and expectations relating to the filing of the Form 10-K and Form 10-Qs and whether the Company will be able to regain compliance within the Exception Period. These forward-looking statements are based on the current beliefs and expectations of the Company’s management with respect to future events, only speak as of the date that they are made and are subject to significant risks and uncertainties. Such statements can be identified by the use of words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “continue,” “can,” “may,” “look forward,” “aim,” “hopes,” and similar terms, although not all forward-looking statements contain such words or expressions. Actual results could differ significantly from those set forth in the forward-looking statements.

Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a further material delay in the Company’s financial reporting, including as a result of unanticipated factors or factors that the Company currently believes will not cause delay that could cause further delay, the possibility that the ongoing review may identify additional errors or control deficiencies in the Company’s accounting practices, the likelihood that the control deficiencies identified or that may be identified in the future will result in additional material weaknesses in the Company’s internal control over financial reporting, the possibility that the Company is unable to regain compliance with, or thereafter continue to comply with, the Listing Rules, or experience violations of additional Listing Rules, the possibility that the Nasdaq may delist the Company’s securities, the preliminary nature of the financial information contained herein and the possibility that such results could materially change as they are finalized and audited, and other factors contained in the “Risk Factors” section and elsewhere in the Company’s filings with the SEC from time to time, including, but not limited to, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. The Company does not undertake to update any forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes over time, except as required by law.